EXHIBIT 99.1

Social Life Network and MjLink Hosted April 7th, 2020 Shareholder Update Press Release | 04/08/2020

DENVER, CO / April 8th, 2020 / Social Life Network, Inc. (OTC: WDLF), announces today that it held their shareholder update on April 7th, that included an update on their 2019 Form 10-K filing, an outlook for the growth of their licensee division, and the growth plans of MjLink.com, Inc., Social Life Network’s wholly owned subsidiary. MjLink filed an amendment to their Form 1-A, on March 31st 2020.

A recording of the shareholder update is available on the Social Life Network website, at http://www.socialnetwork.ai/press-releases/social-life-network-and-mjlink-hosted-april-7th-2020-shareholder-update.

About Social Life Network, Inc.

Social Life Network, Inc. is an artificial intelligence and blockchain powered social network and e-commerce technology company based in Denver Colorado. Since the launch of the company in January of 2013, we have launched niche industry social networks to service the millions of business professionals and consumers in the residential real estate industry, the legal global cannabis and hemp industry, and many sports verticals including racket sports, soccer, hunting and fishing, worldwide. In January 2020, the combined user-ship of our niche social network exceeded 4 million monthly users.

For more information, visit: www.SocialNetwork.ai

About MjLink.com, Inc.

MjLink.com Inc. a wholly owned subsidiary of Social Life Network, Inc. and is a cloud-based cannabis social network and digital media company based in Denver, Colorado. MjLink operates as a multinational cannabis technology and digital media organization with four industry specific social networks: WeedLife.com, a consumer-to-consumer social network, MjLink.com, a business-to-business social network, HempTalk.com, a business-to-consumer social network, and MjInvest.com, a cannabis industry investor network that produces the MjMicro Capital Conference.

For more information about MjLink.com, Inc. and the recent 1-A filing with the SEC, go to: http://www.sec.gov/Archives/edgar/data/1794790/000149315220005490/partiiandiii.htm

Disclaimer

This news release may include forward-looking statements within the meaning of section 27A of the United States Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the company's analysis of opportunities in the acquisition and development of various project interests and certain other matters. No information in this press release should be construed as any indication whatsoever of the Company's or MjLink's future financial results, revenues or stock price. There are no assurances that the SEC will issue a Notice of Qualification with respect to MjLink’s Form 1-A. These statements are made under the "Safe Harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.

Contact:

Investor Relations

IR@Social-Life-Network.com

855-933-3277

SOURCE: Social Life Network, Inc. (OTC: WDLF)